Exhibit 4.13

Execution Version

FIRST AMENDMENT TO

LIEN SUBORDINATION AGREEMENT

THIS FIRST AMENDMENT TO LIEN SUBORDINATION AGREEMENT, dated as of March 15, 2012, is to that certain Lien Subordination Agreement dated as of July 25, 2011 (as amended, the “Agreement”) by and among

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., in its capacity as trustee under the Indenture (as defined in the Agreement) for the benefit of the Securityholders (as defined in the Agreement) (the “Trustee”);

PNC BANK, NATIONAL ASSOCIATION, a national banking association (the “Agent”); and

SOFTWARE BROKERS OF AMERICA, INC., a Florida corporation (the “Borrower”), and NEXXT SOLUTIONS LLC, a Florida limited liability company, KLIP EXTREME LLC, a Florida limited liability company and FORZA POWER TECHNOLOGIES LLC, a Florida limited liability company, and ACCVENT, LLC, a Florida limited liability company (along with all other subsidiaries required by the PNC Credit Agreement to guaranty the obligations under the PNC Credit Agreement, each, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”). Any capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

RECITALS:

A. The Trustee, the Borrower and the Subsidiary Guarantors entered into the Agreement for the benefit of the Agent.

B. At the time the Agreement was executed, the Agreement contained provisions that did not conform to the maximum permitted amount of first priority secured indebtedness allowed under the Indenture, and it was the intent of the parties to the Agreement that such Agreement conform to the Indenture in respect of this matter.

C. The Agent directs, and each of the Borrower and Subsidiary Guarantors authorizes and directs, the Trustee to enter into this First Amendment to the Agreement.

D. The Trustee, the Borrower, the Subsidiary Guarantors and the Agent have agreed to amend the Agreement as set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. The Agreement is amended as follows:

(a) The definition of “Senior Indebtedness” is amended to read as follows:

“Senior Indebtedness” means all present and future claims of Agent or Lenders against the Borrower and the Subsidiary Guarantors for the payment of money arising out of or related to the extension of credit by Lenders to the Borrower under the PNC Credit Documents, including, without limitation, all claims for principal and interest (including, without limitation, default interest, interest accruing at the then applicable interest rate provided in the PNC Credit Documents after any applicable maturity date or after the filing of any petition in bankruptcy, or after the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding), unreimbursed draws under any Letter of Credit, Hedging Exposure, reimbursement of fees, costs or expenses, Lender Products and all other overdrafts, bank accounts and lock box charges, or otherwise, whether fixed or contingent, matured or unmatured, liquidated or unliquidated, and whether arising under contract or otherwise; provided, however, in no event shall the term “Senior Indebtedness” include principal amounts (exclusive of Hedging Exposure, fees, costs, expenses, and amounts owing in connection with Lender Products, overdrafts, bank accounts and lockbox charges) in excess of Fifty Million Dollars ($50,000,000), less the aggregate permanent reductions, if any, in the Maximum Revolving Advance Amount (as defined in the PNC Credit Agreement) under the PNC Credit Agreement.”

(b) Section 2(d) is amended to read as follows:

“(d) Agent may consent to the use of cash collateral or consent to or provide financing to Borrower in a bankruptcy proceeding of Borrower on such terms and conditions and in such amounts as Agent, subject to the definition of Senior Indebtedness in its sole discretion, may elect and the Trustee agrees that no objections will be raised by the Trustee, the Securityholders or any one of them to any such use of cash collateral or financing, including, without limitation, objections on the grounds of a failure to provide “adequate protection” for the Trustee’s and Securityholders’ junior lien on the Collateral, and in connection with such use of cash collateral or financing, Borrower and the Subsidiary Guarantors may grant to Agent (or other senior lenders providing financing, any such lenders or agents providing financing the “DIP Lenders”) liens and security interests upon all property of Borrower or Subsidiary Guarantors, which liens and security interests (i) shall secure payment of all obligations owing to Agent, the Lenders and the DIP Lenders (collectively, the “Obligations”) (whether such Obligations arose prior to the commencement of any bankruptcy proceeding or at any time thereafter); and (ii) shall be superior in priority to the security interests, mortgages and other liens, if any, in favor of Trustee and any Securityholders on the property or other assets of Borrower. Notwithstanding anything to the contrary set forth herein, in no event shall the Obligations plus the Senior Indebtedness remaining after issuance of the Obligations include principal amounts (exclusive of Hedging Exposure, fees, costs, expenses, and amounts owing in respect of Lender Products, overdrafts, bank accounts and lockbox charges) in excess of Fifty Million Dollars ($50,000,000) in the aggregate less the aggregate permanent reductions, if any, in the loan commitments available under the PNC Credit Documents.”

2. The recitals herein are those of the Borrower, the Agent, where applicable, and the Subsidiary Guarantors, and not of the Trustee.

3. The Trustee will execute such additional documents as are reasonably requested by the Agent to reflect the terms and conditions of this First Amendment.

4. This First Amendment may be executed in any number of counterparts, each of when so executed and delivered shall be deemed an original. It should not be required that any single counterpart thereof be signed by all the parties hereto so long as each party signs any counterpart hereof.

5. This First Amendment and the Agreement, as amended hereby, shall be deemed to be contracts made under, and for all purposes construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, this First Amendment has been duly executed as of the day and year first above written.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., solely in its capacity as Trustee

By:	/s/ Craig Kaye
Name:	Craig Kaye
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as Agent

By:	/s/ John Stanescki
Name:	John Stanescki
Title:	Senior Vice President

SOFTWARE BROKERS OF AMERICA, INC., a Florida corporation

By:	/s/ Michael F. Shalom
Name:	Michael F. Shalom
Title:	Vice President

ACCVENT LLC, a Florida limited liability company

By:	/s/ Naftali Mizrachi
Name:	Naftali Mizrachi
Title:	Manager

FORZA POWER TECHNOLOGIES LLC, a Florida limited liability company

By:	/s/ Naftali Mizrachi
Name:	Naftali Mizrachi
Title:	Manager

KLIP XTREME LLC, a Florida limited liability company

By:	/s/ Naftali Mizrachi
Name:	Naftali Mizrachi
Title:	Manager

NEXXT SOLUTIONS LLC, a Florida limited liability company

By:	/s/ Naftali Mizrachi
Name:	Naftali Mizrachi
Title:	Manager

Acknowledged and Agreed:

INTCOMEX, INC.

By:	/s/ Russell A. Olson
Name:	Russell A. Olson
Title:	Chief Financial Officer